Exhibit 99.1

Oranco, Inc. announces increased revenues and net income for the six months ended December 31, 2018

Fenyang City, China, February 27, 2019 /GlobeNewswire/ -- Oranco, Inc. ("Oranco" or the "Company") (OTC: ORNC), a premium alcohol wholesaler in China, announced today its unaudited financial results for the six months ended December 31, 2018.

Mr. Peng Yang, President of Oranco, Inc., commented, “We are pleased to announce our financial results for the six months ended December 31, 2018. We saw strong growth in revenue and gross profit in the six months ended December 31, 2018, which increased by 10.9% and 16.3% from the same period last year, respectively. These results demonstrate our ability to execute our growth strategy and the strength of the high-performance workplace culture we have cultivated. We believe that our efforts to dynamically market and improve our products through our consumer insights and strong execution will continue to drive our growth in a large and expanding market.”

Six Months Ended December 31, 2018 Financial Highlights

	For the Six Months Ended December 31,
(RMB millions, except per share data)	2018	2017	% Change
Revenues	63.38	57.17	10.9%
Fenjiu liquor products	58.76	49.83	17.9%
Imported wine products	4.62	7.35	-37.1%
Gross profit	47.79	41.08	16.3%
Gross margin	75.4%	71.9%	3.5	pp*
Income from operations	40.83	35.84	13.9%
Net income	30.27	26.35	14.8%
Loss Earnings per share	0.07	6.01	-98.8%

*Notes: pp represents percentage points

•	Revenue increased by 10.9% to RMB63.38 million, from RMB57.17 million for the six months ended December 31, 2017.
•	Gross profit increased by 16.3% to RMB47.79 million, from RMB41.08 million for the six months ended December 31, 2017.
•	Gross margin increased by 3.5 percentage points to 75.4% from 71.9% for the six months ended December 31, 2017.
•	Net income was RMB30.27 million, or RMB0.07 per basic and diluted share for the six months ended December 31, 2018, compared to RMB26.35 million, or RMB6.01 per basic and diluted share for the six months ended December 31, 2017.

Six Months Ended December 31, 2018 Financial Results

Revenue for the six months ended December 31, 2018 increased by RMB6.21 million, or 10.9%, to RMB63.38 million from RMB57.17 million for the same period of last year. The increase in revenue was due to the increase in sales of Fenjiu liquor products, partially offset by the decrease in sales of imported wine products.

Revenue from the Fenjiu liquor wholesale business increased by RMB8.93 million, or 17.9%, to RMB58.76 million for the six months ended December 31, 2018 from RMB49.83 million for the same period of last year. The increase was mainly due to the increased sales volume of Fenjiu liquor products.

Revenue from the imported wine wholesale business decreased by RMB2.72 million, or 37.1%, to RMB4.62 million for the six months ended December 31, 2018 from RMB7.35 million for the same period of last year. The decrease reflects the Company’s decision to adopt a strategy to sell products with higher profit margins and to reduce selling products with relatively lower profit margins.

Net income increased by RMB3.91 million, or 14.8%, to RMB30.27 million for the six months ended December 31, 2018 from RMB26.35 million for the same period last year. After deduction of non-controlling interest, net income attributable to shareholders for the six months ended December 31, 2018 was RMB30.27 million, or RMB0.07 per basic and diluted share. This compared to net income attributable to shareholders of RMB25.66 million, RMB6.01 per basic and diluted share, for the same period last year.

Financial Condition

As of December 31, 2018, the Company had cash and cash equivalents of RMB46.03 million, compared to RMB26.50 million as of June 30, 2018. Cash provided by operating activities was RMB17.67 million for the six months ended December 31, 2018, compared to RMB31.99 million for the same period of last year. Cash used in investing activities was RMB0.15 million for the six months ended December 31, 2018, compared to RMB0.41 million for the same period of last year. Cash provided by financing activities was RMB2.00 million for the six months ended December 31, 2018, compared to cash used in financing activities of RMB27.00 million for the same period of last year.

About Oranco, Inc.

Headquartered in Fenyang City, China, Oranco, Inc. (OTC: ORNC), is engaged in the alcohol wholesale business in China. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. Our goal is to promote premium alcoholic beverages to China’s population. We aim to achieve this goal by catering to the ever-evolving tastes in alcohol through our creative marketing strategies and innovative product designs that target different age groups in China. Oranco, Inc. has developed various innovative products, such as its “Fenjiu Group72 Bian”, which brings modern visuals, ancient stories and new interpretations of Chinese culture to traditional Fenjiu liquor. We are constantly renovating traditional Chinese culture to attract various age and cultural groups in China.

Contact Information

For investor and media inquiries please contact:

Email: Oranco@surerich-invest.com

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s